Exhibits 10.35
Execution Original
UNFAIR COMPETITION AND NONSOLICITATION AGREEMENT
     UNFAIR COMPETITION AND NONSOLICITATION AGREEMENT (hereafter, the “Agreement”) entered into as of this 25th day of May, 2005 (the “Effective Date”), by and between Santa Acquisition Corporation (the “Company”) and Raj Sundaram, a resident of California.
W I T N E S S E T H
     WHEREAS, Mr. Sundaram owns a membership interest in Automotive Lease Guide (alg), LLC, a California limited liability corporation with its principle place of business in Santa Barbara, California (“ALG, LLC”), and is a shareholder in Automotive Lease Guide (alg) Canada, Inc. (“ALG, Inc.”) (ALG, LLC and ALG, Inc. hereinafter collectively referred to as “ALG”). ALG is the leading provider of residual values, analytical data products and consultation with respect to residual values to the automotive industry throughout the United States (including each county in the State of California) and Canada (the “Territory’) through, inter alia, the provision of residual guides, portfolio risk analysis, portfolio securitization valuations, consulting and special studies regarding residual values, development and provision of automotive data analysis and reporting products, and providing data analysis for residual value insurance (the “Business”);
     WHEREAS, on even date herewith, the Company and ALG executed an Asset Purchase Agreement (“Purchase Agreement”) pursuant to which the Company will purchase substantially all of the assets of ALG;
     WHEREAS, the Company intends to carry on the Business of ALG and to employ Mr. Sundaram as its President after consummation of the transactions contemplated by the Purchase Agreement;
     WHEREAS, it is a condition precedent to the obligation of the Company to consummate the transactions contemplated by the Purchase Agreement that Mr. Sundaram enter into and on the Effective Date be bound by this Agreement;
     WHEREAS, the Company recognizes the importance of Mr. Sundaram to the Business and to the ability of the Company to retain its client, employee and vendor relationships in respect of the Business;
     WHEREAS, the parties agree that Mr. Sundaram will be subject to certain restrictive covenants necessary to protect the value of the assets and good will of ALG purchased by the Company, including, without limitation, confidential, proprietary and trade secret information, and goodwill among customers, employees and vendors;
     NOW THEREFORE, in consideration of good valuable consideration, including, without limitation, the Company’s agreement to consummate the transactions contemplated by the

Purchase Agreement and the consideration provided by the Company therewith, the receipt and adequacy whereof are hereby acknowledged, Mr. Sundaram covenants and agrees as follows:
     Section 1. Nonsolicitation/Non-Compete.
          (a) In view of the fact that any activity of Mr. Sundaram in violation of the terms hereof would deprive the Company of the benefits of their bargain under the Purchase Agreement and under the other agreements relating to that transaction, and to preserve the goodwill associated with the Business, Mr. Sundaram hereby agrees during the Restricted Period he will not, without the express written consent of DealerTrack Holdings, Inc. (the “Parent”), directly or indirectly, anywhere in the Territory, (i) engage in any activity which is competitive with any portion of the Business or is like or similar to the Business, (ii) participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any affiliate of or Successor to the Company) whose business, activities, products or services are competitive with any portion of the Business or are like or similar to the Business (a “Competitor”), (iii) solicit for or on behalf of himself or any Competitor any client of the Business or any of its direct or indirect subsidiaries or affiliates or divert to any person any client or business opportunity of the Company or any of its direct or indirect subsidiaries or affiliates in respect of the Business, (iv) solicit or attempt to hire or engage for or on behalf of himself or any Competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries or affiliates, or (v) encourage for or on behalf of himself or any Competitor, any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries or affiliates.
Ownership, for personal investment purposes only, of not to exceed (i) individually, two (2%) percent of the outstanding capital stock of any privately held entity, or (ii) two (2%) percent of the outstanding voting stock of any publicly held corporation shall not constitute a violation hereof.
          (b) “Restricted Period” means the earlier of five (5) years following the termination of Mr. Sundaram’s employment with the Company or ten (10) years from the Effective Date, provided that the Restricted Period will terminate earlier (i) with respect to all or a portion of the Territory, on the date when the Company or any person deriving any right, title or interest from the Company to the Business acquired from ALG (any such person, a “Successor”) ceases to carry on a business like or similar to that of the Business therein, or (ii) with respect to Subsections 1(a)(i)-(iii) only, following a determination by a court or arbitrator, that is final and unappealable (“Final Order”), that the Company has defaulted under Section 2.06 of the Purchase Agreement, but only if and when the Company or Parent fails to make the payment with respect to which it is found to be in default within the later of (A) the time specified in the Final Order or, (B) 30 days following the entry of a Final Order. By way of further clarification, Mr. Sundaram hereby acknowledges and agrees that in the event Company, or any of its affiliates or any Successor ceases to carry on the Business or a like or similar business in a portion of the Territory, Section 1(a) shall be deemed to expire only with respect to that portion of the Territory and shall continue in full force and effect with respect to the remainder of the Territory.

          (c) Mr. Sundaram acknowledges that the time, scope, geographic area and other provisions of this Section 1 have been specifically negotiated by sophisticated commercial parties and agrees that (i) all such provisions are reasonable under the circumstances of the transactions contemplated hereby, (ii) are given as an integral and essential part of the transactions contemplated in the Purchase Agreement and (iii) but for Mr. Sundaram’s agreement to Section 1 contained herein, Parent and the Company would not have entered into or consummated the transactions contemplated hereby. Mr. Sundaram has independently consulted with his counsel and has been advised in all respects concerning the reasonableness and propriety of the covenants contained herein, with specific regard to the Business to be conducted by Company and its subsidiaries and affiliates, and represents that this Section 1 is intended to be and shall be fully enforceable and effective in accordance with its terms.
          (d) The parties recognize that original equipment manufacturers of automobiles such as Ford, General Motors, DaimlerChrysler, Honda and Toyota (“OEMs”) may conduct business activities on their own or through affiliates which activities are competitive with or similar to the Business; however, the Parent and Company do not intend to prohibit or restrict Mr. Sundaram from working for any OEM after his termination from the Company provided that Mr. Sundaram is not personally engaged in performing services for those business units or affiliates that are directly competitive with the Business. Therefore, notwithstanding anything else contained in this Agreement to the contrary, upon the termination of Mr. Sundaram’s employment with the Company, Mr. Sundaram shall not be prohibited from working for an OEM provided that Mr. Sundaram’s activities on behalf of the OEM do not support business activities of such OEM or its affiliates the are competitive with the Business
     Section 2. Equitable Relief. Mr. Sundaram acknowledges and agrees that the Company will suffer irreparable damage which cannot be adequately compensated by money damages in the event of a breach, or threatened breach, of any of the terms and provisions of Section 1 of this Agreement, and that, in the event of any such breach, or threatened breach, the Company will not have an adequate remedy at law. It is therefore agreed that the Company, in addition to all other such rights, powers, privileges and remedies that it may have, shall be entitled to injunctive relief, specific performance or such other equitable relief as the Company may request to enforce any of those terms and provisions and to enjoin or otherwise restrain any act prohibited thereby, and Mr. Sundaram will not raise and hereby waives any objection or defense that there is an adequate remedy available at law. Mr. Sundaram agrees that the Company shall be entitled to seek such injunctive relief, without bond, in a court of competent jurisdiction and Mr. Sundaram hereby consents to the jurisdiction of the state and federal courts of California for purposes of such an action. The foregoing shall not constitute a waiver of any of the Company’s rights, powers, privileges and remedies against or in respect of a breaching party or any other person or thing under this Agreement, or applicable law. The Company shall have the right to enforce this Agreement in a court of competent jurisdiction and shall not be required to arbitrate any claims hereunder pursuant to Section 18 of the Employment Agreement of even date herewith by and between the Company and Mr. Sundaram.
     Section 3. Disclosure of Agreement. Mr. Sundaram will disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity.

     Section 4. Miscellaneous.
          (a) The parties agree that if any portion or provision of this Agreement is to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the court may amend such portion or provision so as to comply with the law in a manner consistent with the intention of this Agreement, the remainder of this Agreement, or the application of such illegal or unenforceable portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of the Agreement will be valid and enforceable to the fullest extent permitted by law. In the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal or functional coverage, such provision will be deemed to extend only over the maximum geographic, temporal and functional scope as to which it may be enforceable.
          (b) Mr. Sundaram agrees that no claim that he may have against the Parent or Company shall serve as a defense to enforcement of his obligations hereunder.
          (c) This Agreement constitutes the entire agreement between the Parent, the Company and Mr. Sundaram with respect to the subject matter hereof, and supersedes all prior representations and agreements with respect to such subject matter. This Agreement may not be amended, modified or waived except by a written instrument duly executed by the person against whom enforcement of such amendment, modification or waiver is sought. The failure of any party to require the performance of any portion or provision of this Agreement, or the waiver by any party of any breach of this Agreement, in any particular case will not prevent any subsequent enforcement of such portion or provision or to be deemed a waiver of any separate or subsequent breach.
          (d) This Agreement shall be governed by California law. The parties consent to exclusive personal jurisdiction of the state and federal courts situated in Los Angeles, California in respect to enforcement of this Agreement and waive any defenses based on personal jurisdiction or venue in such courts.
     I UNDERSTAND THAT THIS AGREEMENT AFFECTS IMPORTANT RIGHTS THAT I HAVE. I HAVE READ IT CAREFULLY AND AM SATISFIED THAT I UNDERSTAND IT COMPLETELY AND AGREE TO IT.
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Date:	5/25/05	/s/ Raj Sundaram Raj Sundaram

Address

SANTA ACQUISITION CORPORATION

Date:		/s/ By:
Its: